Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu
Chairman, President and Chief Executive Officer

CONTACT:	Jonathan H. Downing Executive Vice President, Corporate Development (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk, Jenifer Kirtland (415) 896-6820 Media Relations: Steve DiMattia
(646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. REPORTS SECOND QUARTER RESULTS
· Topline Growth of 16.64%
· Net Interest Income Growth of 10.74%
· Loan Originations of $923.9 Million and Loan Pipeline of $1.91 Billion
· 84.6% Annualized Increase in Commercial Business Loans
· 102.4% Annualized Increase in Construction Loans
     SAN FRANCISCO, July 27, 2006 — UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $25.4 million for the second quarter ended June 30, 2006. The reported net income for the second quarter of 2005 was $25.4 million, which included a $3.9 million tax benefit from the repatriation of earnings from a foreign subsidiary of the Bank. Net income before tax was $37.8 million for the second quarter of 2006, compared with $33.1 million for the second quarter of 2005, an increase of $4.7 million, or 14.2%. The diluted earnings per common share were $0.26 for the second quarter of 2006, compared with $0.27 for the corresponding period of 2005. The tax benefit from the 2005 repatriation resulted in an increase in diluted earnings per common share of $0.04 for the second quarter of 2005.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are on track in executing our five-year strategic plan as announced last year. We have been very successful in growing the higher-yielding commercial business loans and construction loans while reducing the concentration in commercial real estate loans and lower-yielding multifamily loans. With a record commercial business and construction loan pipeline, we project strong commercial business and construction loan originations in the second half of 2006.
     “Our expanding geographic presence in California, Greater China, New York, the Pacific Northwest and New England has allowed us to expand our products and services into these growth markets, resulting in increased trade finance activities, growth in commercial checking accounts and increases in fee income. Our unique franchise provides a significant competitive advantage in gaining market share, and we will continue to make investments diligently to ensure that we capitalize on our opportunities in these markets,” concluded Mr. Wu.

Second quarter 2006 highlights include:
Revenue Growth:
•	Net interest income increased by $6.4 million, or 10.7%, for the second quarter of 2006, compared with the corresponding quarter of 2005.
•	Noninterest income increased by $4.5 million, or 78.7%, for the second quarter of 2006, compared with the corresponding quarter of 2005.
•	The net interest margin for the second quarter of 2006 was 3.50%, compared with 3.74% for the second quarter of 2005 and 3.54% for the first quarter of 2006.
Deposit Growth:
•	Noninterest checking accounts increased by $23.2 million for the second quarter of 2006, or 17.0% annualized.
•	Core deposits increased by $68.3 million for the second quarter of 2006, or 10.1% annualized.
•	Certificates of Deposit (“CDs”) decreased by $105.5 million, or 11.8% annualized, for the second quarter of 2006.
•	Total deposits decreased by $37.2 million for the second quarter of 2006, or 2.4% annualized.
Loan Growth:
•	Loans held in portfolio increased by $241.4 million for the second quarter of 2006, or 16.9% annualized.
•	Commercial business loans increased by $196.8 million, or 84.6% annualized, during the second quarter of 2006.
•	Construction loans increased by $144.6 million, or 102.4% annualized, during the second quarter of 2006.
New Loan Commitments:
•	New loan commitments were $923.9 million for the second quarter of 2006, compared with $1.19 billion in the second quarter of 2005. The loan commitments in the second quarter of 2006 were concentrated in commercial business and construction commitments, compared with a real estate loan concentration in the second quarter of 2005 originations.
•	New commercial business loan commitments were $332.2 million, an increase of $165.6 million, or 99.4%, compared with commercial business loan commitments of $166.6 million for the second quarter of 2005. The loan commitments in the second quarter of 2006 are expected to continue to be drawn upon during the balance of 2006 and into 2007.
•	New construction loan commitments were $307.0 million, an increase of $141.0 million, or 84.9%, compared with construction loan commitments of $166.0 million for the second quarter of 2005. The loan commitments in the second quarter of 2006 are expected to be drawn upon during the balance of 2006 and in 2007.
Asset Quality:
•	The nonperforming asset ratio was 0.19% as of June 30, 2006, compared with a nonperforming asset ratio of 0.24% at year-end 2005 and 0.17% at June 30, 2005.
•	Net loan charge-offs were $2.5 million for the second quarter of 2006, or 0.16% annualized. This compares with a net loan recovery of $45,000 for the second quarter of 2005. The second quarter 2006 loan charge-offs were isolated almost exclusively in two commercial business loans which were fully reserved.
•	The provision for loan losses was $1.2 million for the second quarter of 2006, compared with $1.8 million for the corresponding quarter of 2005.

Corporate Strategies:
     The Company’s strategy is to improve profitability by restructuring its balance sheet towards higher-yielding assets and building its base of lower-cost core deposits. In addition, it seeks to expand its presence in geographical areas serving the Chinese community and American companies doing business in Greater China. Specifically,
•	The Company remains focused on restructuring its loan portfolio by increasing higher-yielding commercial business and construction loan commitments, and reducing real estate loan concentration in California.
•	The Company plans to increase its commercial business loan commitments, primarily international trade finance, and construction loan commitments, which will also have a favorable impact on generating noninterest-bearing checking accounts as those types of loans typically carry higher DDA balances than do real estate loans. In addition, international trade finance loans generate trade fee income for the Bank and boost noninterest income and diversifying the income stream of UCBH.
•	The Company is actively engaged in the gathering of core deposit accounts through the increase in commercial business lending activities and ongoing retail banking strategies.
•	The Company plans to open one branch in Southern California and one branch in Greater New York in the second half of the year.
     Operating Ratios
     The annualized return on average assets (“ROA”) ratio for the quarter ended June 30, 2006, was 1.25%, and the annualized return on average equity (“ROE”) ratio for the quarter ended June 30, 2006, was 16.2%. The ROA and ROE ratios for the second quarter of 2005 were 1.50% and 19.74%, respectively. The efficiency ratio was 48.74% for the second quarter of 2006, compared with 46.59% for the corresponding period of 2005.
     Net Income and Net Interest Income
     Net income was $25.4 million for the quarter ended June 30, 2006. The reported net income for the second quarter of 2005 was $25.4 million, which included a $3.9 million tax benefit from the repatriation of earnings from a foreign subsidiary of the Bank. Net income before tax was $37.8 million for the second quarter of 2006, compared with $33.1 million for the second quarter of 2005, an increase of $4.7 million, or 14.2%.
     Net interest income before provision for loan losses for the quarter ended June 30, 2006 increased by $6.4 million, or 10.7%, to $66.1 million, compared with $59.6 million in the same period of 2005, primarily due to organic balance sheet growth and the acquisitions of Pacifica Bancorp, Inc. (“Pacifica”) and Asian American Bank & Trust Company (“AABT”) in the fourth quarter of 2005.
     The net interest margin was 3.50% for the quarter ended June 30, 2006, compared with 3.74% for the corresponding quarter of 2005. The decrease in the net interest margin reflects the impact of higher interest paid on money market accounts and CDs resulting from increases in market interest rates and the runoff of savings accounts due to the current market interest rate environment. The average cost of deposits during the second quarter of 2006 was 3.22%, compared with 1.99% for the second quarter ended June 30, 2005. The 123 basis point increase in the average cost of deposits reflects the increase in market interest rates and the change in deposit mix. The increase in the cost of deposits was largely offset by an 83 basis point increase in the yield on interest-earning assets.
     Noninterest Income
     Noninterest income increased to $10.1 million for the quarter ended June 30, 2006, compared with $5.7 million for the corresponding quarter of 2005, primarily due to increases in commercial banking fees and gains on sales of loans. Commercial banking fees increased by $812,000, or 31.2%, to $3.4 million in the second quarter of 2006, compared with commercial banking fees of $2.6 million for the corresponding quarter of 2005. The increase reflects the growth in trade finance activity and other commercial banking fees and an increase in fees received at UCB Investment Services, Inc. Gain on sale of commercial and multifamily real estate loans increased to $4.2 million, or 62.4%, compared with $2.6 million for the corresponding quarter of 2005, due to increased sales volume and higher spreads.

     Noninterest Expense
     Noninterest expense for the second quarter of 2006 increased by 22.0%, to $37.1 million, from $30.4 million for the corresponding quarter of 2005. This increase was primarily a result of increased personnel costs, occupancy-related expenses, data processing expenses and miscellaneous expenses. In the second quarter of 2006, personnel expense increased 37.3% to $20.7 million, compared with $15.1 million for the second quarter of 2005. This increase resulted from the ongoing expenses associated with the acquisitions of Pacifica and AABT which were completed in the fourth quarter of 2005, staffing increases required to support the growth of the Bank’s commercial banking business, the opening of new branches, the expansion of the Bank’s infrastructure to support a growing organization and nonrecurring expenses related to acquisitions. Included in personnel expenses for the second quarter of 2006 was $431,000 of severance pay related to the two acquisitions. Occupancy expenses increased by $454,000 to $3.7 million in the second quarter of 2006, primarily related to the two acquisitions and the new branch openings in California and New York. Data processing expenses increased by $1.2 million to $3.0 million in the second quarter of 2006 reflecting the growth of the organization and the two acquisitions. Included in the data processing expenses for the second quarter of 2006 were conversion expenses of $570,000 related to the two acquisitions. Other general and administrative expenses increased by $867,000 to $4.9 million in the second quarter of 2006, compared with $4.1 million in the second quarter of 2005. This increase relates primarily to increased advertising expenses related to the expansion of the Bank and foreign exchange losses incurred in the second quarter of 2006.
     Deposits
     Total deposits decreased by $24.9 million, or 0.80% annualized, to $6.24 billion at June 30, 2006, from $6.26 billion at December 31, 2005. Noninterest-bearing deposits increased by $9.7 million, or 3.4% annualized, to $568.3 million, at June 30, 2006, compared with $558.6 million, at December 31, 2005. Checking accounts increased by $63.5 million, or 7.1% annualized, to $1.85 billion at June 30, 2006, from $1.78 billion at December 31, 2005. Savings account balances decreased by $18.2 million, or 3.8% annualized, during the first half of 2006, reflecting the migration of savings balances to higher-yielding money market and CD accounts. CDs decreased by $70.2 million, or 4.0% annualized, during the first half of 2006, reflecting the highly competitive pricing for deposits in the market. The average cost of deposits for the quarter ended June 30, 2006 increased to 3.22% from 2.72% for the quarter ended December 31, 2005, reflecting the increase in market interest rates.
     Loan Growth
     Total loans, including loans held for sale, increased by $187.8 million, or 6.3% annualized, during the six months ended June 30, 2006, following the sale of $423.7 million of commercial real estate and multifamily loans. The sale of these loans is part of the Company’s strategy to reduce its concentration in commercial real estate and multifamily loans and increase its commercial business loans and trade finance facilities. Prior to the loan sales, the total loans increased by $611.5 million, or 10.2%, during six months ended June 30, 2006. Loans held in portfolio increased by $104.4 million, or 3.6% annualized, during the first half of 2006, to $5.94 billion, reflecting the strong growth in commercial business and construction loan commitments, offset by the planned reduction in commercial real estate and multifamily real estate loans. This compares with loans held in portfolio of $5.84 billion at December 31, 2005. Loans held for sale increased by $83.4 million, or 106.4% annualized, during the first half of 2006, to $240.2 million. This compares with loans held for sale of $156.7 million at December 31, 2005.
     The Bank continued to expand its commercial lending activities in the California, Greater China, New York, New England and Pacific Northwest markets. During the second quarter of 2006, loan growth remained concentrated in the Bank’s commercial business loan portfolio and construction loan portfolio. Commercial business loans totaled $1.13 billion at June 30, 2006. This represents an increase of $263.0 million, or 60.9% annualized, compared with the $863.9 million of commercial business loans as of December 31, 2005. Construction loans totaled $709.2 million at June 30, 2006. This represents an increase of $214.4 million, or 86.6% annualized, compared with the $494.8 million of construction loans as of December 31, 2005. With the strong commercial business loan and construction loan commitments in the second quarter of 2006, the Company expects solid growth of these higher-yielding assets through the remainder of 2006 as the commitments continue be drawn upon and as new commitments are generated during the year.

     Loan Commitments
     New loan commitments of $923.9 million for the second quarter of 2006 were comprised of $885.9 million of commercial loans and $38.0 million of consumer loans. Since the third quarter of 2005, the Company has been executing on its strategy to build origination volume of commercial business and construction loans and decrease its concentration in commercial real estate and multifamily loans. Commercial business loan originations increased by 99.4% to $332.2 million in the second quarter of 2006, compared with $166.6 million in the second quarter of 2005. Construction loan commitments of $307.0 million in the second quarter of 2006 represent an 84.9% increase over construction loan commitments of $166.0 million in the corresponding quarter of 2005. Commercial real estate loan originations decreased 51.9% to $197.6 million in the second quarter of 2006, from $410.7 million in the second quarter of 2005. Multifamily loan originations were $49.1 million for the second quarter of 2006, a decrease of $341.4 million, or 87.4%, from $390.5 million of multifamily loan originations in the second quarter of 2005. Consumer loan originations were $38.0 million in the second quarter of 2006, compared with $55.5 million in the second quarter of 2005.
     Credit Quality and Allowance for Loan Losses
     Total nonperforming assets as of June 30, 2006, were $16.1 million, or 0.19%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $12.2 million, or 0.17%, at June 30, 2005. Net loan charge-offs were $2.5 million for the quarter ended June 30, 2006, compared with net loan recoveries of $45,000 for the corresponding quarter of the prior year. The second quarter 2006 loan charge-offs were isolated almost exclusively in two commercial business loan credits which were previously fully reserved. Annualized net loan charge-offs for the second quarter of 2006 were 0.16%, compared with 0.00% for the corresponding quarter of 2005.
     The ratio of allowance for loan losses to loans held in portfolio was 0.99% at June 30, 2006, compared with 1.11% at December 31, 2005. The decrease in the ratio of allowance for loan losses is primarily the result of loan loss factor refinements and improvements in credit classifications on certain loans. The ratio of allowance for loan losses to nonperforming loans was 366.58%, compared with 337.33% at December 31, 2005. Including the credit reserve for unfunded commitments, the total reserve ratio to portfolio loans was 1.08% at June 30, 2006, compared with 1.16% at December 31, 2005.
     Securities
     The securities portfolio was $1.54 billion at June 30, 2006, compared with $1.43 billion at December 31, 2005. The securities portfolio was 18.6% of total assets at June 30, 2006, compared with 17.9% of total assets at December 31, 2005. The Company’s long-term goal is to maintain a securities portfolio between 10% and 15% of total assets.
     Income Taxes
     The effective tax rate for the second quarter ended June 30, 2006, was 32.8%, compared with 23.4% for the corresponding period of 2005. The effective tax rate in the second quarter of 2005 included a one-time $3.9 million tax benefit related to the Company’s decision to repatriate earnings from the Bank’s Cayman Islands subsidiary, California Canton International Bank (Cayman) Ltd. Without the repatriation, the effective tax rate for the second quarter of 2005 was 35.1%. The reduced tax rate in 2006 relates primarily to increased Enterprise Zone tax credits.
     Capital
     Stockholders’ equity increased by $36.2 million, or 12.0% annualized, to $639.7 million at June 30, 2006, from $603.5 million at December 31, 2005. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.48% at June 30, 2006, compared with 8.26% at December 31, 2005. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”
     Second Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on July 28, 2006, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s second quarter 2006. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.

     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading bank in the United States serving the Chinese community and American companies doing business in Greater China. With $8.29 billion in assets as of June 30, 2006, the Bank has 47 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, four branches in New York, three branches in New England, two branches in the Pacific Northwest, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, cash management, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
####
(Tables Follow)

UCBH Holdings, Inc. & Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)

	June 30,	December 31,
	2006	2005

	(Unaudited)
ASSETS
Noninterest-bearing cash	$89,089	$101,002
Interest-bearing cash	94,598	99,070
Federal funds sold	116	2,993

Cash and cash equivalents	183,803	203,065

Investment and mortgage-backed securities available for sale, at fair value	1,240,312	1,117,724
Investment and mortgage-backed securities held to maturity, at cost (fair value of $297,664 and $313,974 at June 30, 2006, and December 31, 2005, respectively)	299,266	308,608
Federal Home Loan Bank stock and other equity investments	88,962	75,445
Loans held for sale	240,162	156,740

Loans held in portfolio	5,943,058	5,838,660
Allowance for loan losses	(59,035)	(64,542)

Loans held in portfolio, net	5,884,023	5,774,118

Accrued interest receivable	41,305	37,750
Premises and equipment, net	97,754	98,289
Goodwill	107,455	106,648
Core deposit intangibles, net	12,745	14,981
Mortgage servicing rights, net	11,466	10,642
Other assets	83,840	61,627

Total assets	$8,291,093	$7,965,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$568,336	$558,649
Interest-bearing deposits	5,670,941	5,705,520

Total deposits	6,239,277	6,264,169

Securities sold under agreements to repurchase	150,000	—
Short-term borrowings	343,325	279,425
Subordinated debentures	150,520	150,520
Accrued interest payable	12,180	12,582
Long-term borrowings	665,844	562,033
Other liabilities	90,198	93,394

Total liabilities	7,651,344	7,362,123

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at June 30, 2006, and December 31, 2005; 94,479,237 and 94,037,878 shares issued and outstanding at June 30, 2006, and December 31, 2005, respectively	945	940
Additional paid-in capital	253,072	247,340
Retained earnings	418,384	375,220
Accumulated other comprehensive loss	(32,652)	(19,986)

Total stockholders’ equity	639,749	603,514

Total liabilities and stockholders’ equity	$8,291,093	$7,965,637

UCBH Holdings, Inc. & Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest and dividend income:
Loans	$111,636	$79,235	$217,174	$145,860
Federal funds sold and deposits with banks	1,223	361	2,238	999
Investment and mortgage-backed securities:
Taxable	15,463	14,625	29,670	28,801
Nontaxable	2,684	2,652	5,376	5,235

Total interest and dividend income	131,006	96,873	254,458	180,895

Interest expense:
Deposits	49,699	26,606	94,095	48,667
Short-term borrowings	4,091	2,653	7,565	2,969
Subordinated debentures	3,035	2,433	5,750	4,747
Long-term borrowings	8,131	5,535	15,418	9,500

Total interest expense	64,956	37,227	122,828	65,883

Net interest income	66,050	59,646	131,630	115,012
Provision for loan losses	1,249	1,775	1,556	2,965

Net interest income after provision for loan losses	64,801	57,871	130,074	112,047

Noninterest income:
Commercial banking fees	3,416	2,604	7,511	4,841
Service charges on deposits	912	851	1,652	1,515
Loss on sale of securities, net	—	(614)	(2)	(5)
Gain on sale of SBA loans, net	1,021	839	1,602	1,923
Gain on sale of multifamily and commercial real estate loans, net	4,238	2,683	8,149	6,435
Lower of cost or market adjustment on loans held for sale	247	—	150	—
Equity loss in other equity investments	(50)	(859)	(508)	(1,270)
Acquisition termination fee	—	—	5,000	—
Other fees	345	164	652	275

Total noninterest income	10,129	5,668	24,206	13,714

Noninterest expense:
Personnel	20,738	15,109	46,472	29,849
Occupancy	3,716	3,262	7,415	5,908
Data processing	3,005	1,762	5,327	3,386
Furniture and equipment	1,775	1,567	3,435	3,096
Professional fees and contracted services	2,410	2,782	5,795	5,291
Deposit insurance	195	189	406	377
Communication	258	238	504	495
Core deposit intangible amortization	467	258	1,022	542
Loss (gain) on extinguishment of subordinated debentures and borrowings	(365)	1,196	(360)	1,196
Other general and administrative	4,932	4,065	9,863	7,501

Total noninterest expense	37,131	30,428	79,879	57,641

Income before income tax expense	37,799	33,111	74,401	68,120
Income tax expense	12,393	7,747	25,576	20,950

Net income	$25,406	$25,364	$48,825	$47,170

Earnings per share:
Basic	$0.27	$0.28	$0.52	$0.52
Diluted	$0.26	$0.27	$0.50	$0.49
Dividends declared per share	$0.030	$0.025	$0.060	$0.050

Average Shares Outstanding:
Basic	94,429,086	91,624,156	94,272,826	91,427,204
Diluted	98,048,766	95,221,192	97,972,133	95,489,868

UCBH Holdings, Inc. & Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Ratios and Other Data:
Return on average assets	1.25%	1.50%	1.22%	1.44%
Return on average equity	16.20	19.74	15.79	18.75
Efficiency ratio (1)	48.74	46.59	51.26	44.78
Noninterest expense to average assets	1.83	1.80	1.99	1.76
Average equity to average assets	7.74	7.62	7.71	7.69
Dividend payout ratio (2)	11.54	9.26	12.00	10.20
Net loan charge-offs to average loans	0.16	—	0.17	—

New Loan Commitments:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$10,600	$19,269	$32,925	$39,103
Secured by real estate — multifamily	—	223,340	—	398,979

Total commercial loans	10,600	242,609	32,925	438,082

Consumer:
Residential mortgage (one-to-four family)	1,251	325	1,251	325

Total loans held for sale commitments (3)	11,851	242,934	34,176	438,407

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	186,971	391,419	372,052	584,567
Secured by real estate — multifamily	49,114	167,180	134,236	244,559
Construction	306,967	166,013	485,858	308,945
Business	332,246	166,602	562,765	306,026

Total commercial loans	875,298	891,214	1,554,911	1,444,097

Consumer:
Residential mortgage (one-to-four family)	27,495	42,726	46,360	88,075
Other	9,289	12,449	16,545	20,348

Total consumer loans	36,784	55,175	62,905	108,423

Total loans held in portfolio commitments (3)	912,082	946,389	1,617,816	1,552,520

Total loan commitments (3)	$923,933	$1,189,323	$1,651,992	$1,990,927

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,324,644	$2,232,875	$2,394,123	$2,118,599
Secured by real estate — multifamily	1,512,526	1,249,443	1,521,286	1,230,947
Construction	632,851	346,527	580,451	322,679
Business	973,663	570,998	913,169	534,732

Total commercial loans	5,443,684	4,399,843	5,409,029	4,206,957

Consumer:
Residential mortgage (one-to-four family)	611,731	466,433	611,018	458,941
Other	55,736	52,224	54,502	51,316

Total consumer loans	667,467	518,657	665,520	510,257

Total loans	$6,111,151	$4,918,500	$6,074,549	$4,717,214

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. & Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets Loans (1)(2)	$6,111,151	$111,636	7.31%	$4,918,500	$79,235	6.44%
Taxable securities (3)	1,284,824	15,463	4.81	1,323,832	14,625	4.42
Nontaxable securities (3)	224,973	2,684	4.77	221,942	2,652	4.78
Other	100,149	1,223	4.88	33,063	361	4.37

Total interest-earning assets	7,721,097	131,006	6.79	6,497,337	96,873	5.96
Noninterest-earning assets	378,590	—		246,733	—

Total assets	$8,099,687	$131,006		$6,744,070	$96,873

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,301,889	$9,919	3.05	$1,042,570	$4,401	1.69
Savings accounts	696,545	2,113	1.21	837,437	2,258	1.08
Time deposits	3,651,787	37,667	4.13	3,036,827	19,947	2.63

Total interest-bearing deposits	5,650,221	49,699	3.52	4,916,834	26,608	2.16
Short-term borrowings	343,341	4,091	4.77	293,420	2,653	3.62
Long- term borrowings	685,733	8,131	4.74	375,353	5,535	5.90
Subordinated debentures	150,520	3,035	8.07	135,701	2,433	7.17

Total interest-bearing liabilities	6,829,815	64,956	3.80	5,721,308	37,227	2.60
Noninterest-bearing deposits	530,621	—		427,181	—
Other noninterest-bearing liabilities	111,959	—		81,535	—
Stockholders’ equity	627,292	—		514,046	—

Total liabilities and stockholders’ equity	$8,099,687	$64,956		$6,744,070	$37,227

Net interest-earning assets/net interest income/net interest rate spread (4)	$891,282	$66,050	2.99%	$776,029	$59,646	3.36%

Net interest margin (5)			3.42%			3.67%

Ratio of interest-earning assets to interest-bearing liabilities	1.13x			1.14x

Tax equivalent basis:
Total interest-earning assets (6)	$7,721,097	$132,451	6.86%	$6,497,337	$98,013	6.03%
Total interest-bearing liabilities	6,829,815	64,956	3.80	5,721,308	37,227	2.60

Net interest-earning assets/net interest income/net interest rate spread (4)	$891,282	$67,495	3.06%	$776,029	$60,786	3.43%

Net interest margin (5)			3.50%			3.74%

Average cost of deposits:
Total interest-bearing deposits	$5,650,221	$49,699	3.52%	$4,916,834	$26,606	2.16%
Noninterest-bearing deposits	530,621	—		427,181	—

Total deposits	$6,180,842	$49,699	3.22%	$5,344,015	$26,606	1.99%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $1.4 million and $1.1 million for the three months ended June 30, 2006 and 2005, respectively.

UCBH Holdings, Inc. & Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets Loans (1)(2)	$6,074,549	$217,174	7.15%	$4,717,214	$145,860	6.18%
Taxable securities (3)	1,254,399	29,670	4.73	1,309,936	28,801	4.40
Nontaxable securities (3)	225,275	5,376	4.77	218,789	5,235	4.79
Other	98,493	2,238	4.54	60,411	999	3.31

Total interest-earning assets	7,652,716	254,458	6.65	6,306,350	180,895	5.74
Noninterest-earning assets	368,557	—		239,533	—

Total assets	$8,021,273	$254,458		$6,545,883	$180,895

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,257,330	$17,693	2.81	$1,011,073	$7,847	1.55
Savings accounts	737,635	4,391	1.19	893,533	4,723	1.06
Time deposits	3,636,978	72,011	3.96	2,954,066	36,097	2.44

Total interest-bearing deposits	5,631,943	94,095	3.34	4,858,672	48,667	2.00
Short-term borrowings	353,183	7,565	4.28	189,481	2,969	3.13
Long- term borrowings	633,205	15,418	4.87	355,244	9,500	5.35
Subordinated debentures	148,298	5,750	7.75	135,850	4,747	6.99

Total interest-bearing liabilities	6,766,629	122,828	3.63	5,539,247	65,883	2.38
Noninterest-bearing deposits	521,086	—		422,911	—
Other noninterest-bearing liabilities	114,992	—		80,546	—

Stockholders’ equity	618,566	—		503,179	—

Total liabilities and stockholders’ equity	$8,021,273	$122,828		$6,545,883	$65,883

Net interest-earning assets/net interest income/net interest rate spread (4)	$886,087	$131,630	3.02%	$767,103	$115,012	3.36%

Net interest margin (5)			3.44%			3.65%

Ratio of interest-earning assets to interest-bearing liabilities	1.13x			1.14x

Tax equivalent basis:
Total interest-earning assets (6)	$7,652,716	$257,353	6.73%	$6,306,350	$183,477	5.82%
Total interest-bearing liabilities	6,766,629	122,828	3.63	5,539,247	65,883	2.38

Net interest-earning assets/net interest income/net interest rate spread (4)	$886,087	$134,525	3.10%	$767,103	$117,594	3.44%

Net interest margin (5)			3.52%			3.73%

Average cost of deposits:
Total interest-bearing deposits	$5,631,943	$94,095	3.34%	$4,858,672	$48,667	2.00%
Noninterest-bearing deposits	521,086	—		422,911	—

Total deposits	$6,153,029	$94,095	3.06%	$5,281,583	$48,667	1.84%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $2.9 million and $2.6 million for the six months ended June 30, 2006 and 2005, respectively.

UCBH Holdings, Inc. & Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	June 30,	December 31,
	2006	2005
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$237,397	$154,087
Commercial business	1,874	2,653

Total commercial loans	239,271	156,740

Consumer:
Residential mortgage (one-to-four family)	891	—

Total loans held for sale (1)	$240,162	$156,740

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$1,963,087	$2,307,381
Secured by real estate — multifamily	1,475,440	1,506,848
Construction	709,222	494,841
Commercial business	1,126,926	863,935

Total commercial loans	5,274,675	5,173,005

Consumer:
Residential mortgage (one-to-four family)	614,180	613,988
Home equity and other	54,203	51,667

Total consumer loans	668,383	665,655

Total loans held in portfolio (2)	$5,943,058	$5,838,660

Nonperforming loans	$16,104	$19,133
Other real estate owned (OREO)	—	—
Loan delinquency ratio	0.24%	0.48%
Nonperforming assets to total assets	0.19	0.24
Nonperforming loans to total loans	0.26	0.32
Allowance for loan losses to nonperforming loans	366.58	337.33
Allowance for loan losses to loans held in portfolio	0.99	1.11
Total loan to deposit ratio	99.10	95.71

Selected deposit data:
NOW, checking and money market accounts	$1,847,555	$1,784,065
Savings accounts	928,540	946,714
Time deposits	3,463,182	3,533,390

Total deposits	$6,239,277	$6,264,169

Cost of deposits	3.28%	2.75%

Selected equity data:
Book value per share	$6.77	$6.42
United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	11.12%	10.98%
Tier 1 risk-based capital	10.15	9.91
Tier 1 leverage ratio	8.48	8.26
UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	11.40%	11.33%
Tier 1 risk-based capital	10.44	10.26
Tier 1 leverage ratio	8.72	8.56
(1) Includes net unamortized deferred loan fees of $438,000 at June 30, 2006, and $372,000 at December 31, 2005.
(2) Includes net unamortized deferred loan fees of $7.7 million at June 30, 2006, and $7.4 million at December 31, 2005.